EXHIBIT 10.07

DSL.net, Inc.
50 Barnes Park North, Suite 104
Wallingford, CT 06492

June 2, 2006

Mr. David F. Struwas
Chief Executive Officer
DSL.net, Inc.
50 Barnes Park Road North, Suite 104
Wallingford, CT 06492

Dear Mr. Struwas:

This letter agreement (this “Agreement”) is being entered into between you and DSL.net, Inc., a Delaware corporation (the “Company”), in connection with certain stock options granted to you pursuant to the Company’s qualified stock option plans, including its Amended & Restated 2001 Stock Option and Incentive Plan (the “Plans”).

1.  Background. On May 17, 2006, the Board of Directors of the Company, including those directors constituting all of the members of the Board’s Compensation Committee (the “Board”), determined to fully accelerate (effective as of the Effective Date, as hereinafter defined) the vesting of each otherwise unvested stock option under the Plans outstanding immediately preceding the Effective Date and held by a then-current option holder. The foregoing Board action was effected in order to ease the Company’s accounting burden resulting from the impact of the Company’s adoption and compliance with SFAS 123R, in recognition of the fact that the overwhelming majority of the Company’s outstanding stock options are at exercise prices well above the highest reported market price of the Company’s common stock over the past several fiscal quarters, and not with the design of providing any potential short-term windfall for any option holder. For purposes of determining the acceleration date for the vesting of otherwise unvested options under the Plans, the Board determined that the “Effective Date” be defined as the date, if any, that the Company enters into agreements providing for 3-month extensions of the respective maturity dates of the Company’s notes owing to Laurus Master Fund, Ltd., DunKnight Telecom Partners LLC and Knight Vision Foundation, the Company’s current senior secured lenders. The Company entered into such agreements as of June 2, 2006 and, accordingly, the Effective Date, for purposes of this Agreement, is June 2, 2006.

In the case of the acceleration of any unvested options as of the date immediately preceding the Effective Date held by any director or “executive officer” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, that have an exercise price at or below $0.06 per share, the Board conditioned such acceleration upon such individuals’ signing and delivering an agreement pursuant to which he or she agrees to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of options so accelerated until the earliest of:

(i) the date on which the exercise would have been permitted under the applicable accelerated options’ pre-acceleration vesting terms;

(ii) in the case of an executive officer, the day after the executive officer’s last day of employment with the Company, if such employment ceased for any reason other than “cause” or the executive officer’s voluntary resignation for any reason other than “good reason,” each as defined under the Plans or an applicable agreement between the Company and such individual (and in the case of a director, the day after the director ceased serving on the Company’s Board as a result of the Company’s stockholders not re-electing such individual to the Board at a meeting convened for the purpose of electing directors, including such director);

(iii) the occurrence of a “change in control” of the Company as defined in any agreement between the Company and the executive officer or director, but only to the extent the accelerated options, absent this acceleration, would have otherwise been accelerated under the terms of such an agreement; and

(iv) one (1) year from the Effective Date.

The earliest of the foregoing dates that occurs shall be referred to herein as the “Release Date.” This Agreement is presented for your signature in order to satisfy the foregoing conditions.

2.  Lock-up Agreement. In consideration of the acceleration of the vesting on the Effective Date of your unvested options outstanding and held by you as of the date immediately preceding the Effective Date that are exercisable at or below $0.06 per share, you agree to refrain from selling, transferring, pledging, or otherwise disposing of any shares acquired upon the exercise of any such accelerated options until the Release Date applicable to such shares. For avoidance of doubt, and without limiting any other provisions herein, the parties acknowledge and agree that the restrictions in this Agreement apply, at a minimum, to those options granted to you under your respective option agreements dated November 3, 2005 and January 4, 2006 that remained unvested immediately preceding the Effective Date.

3.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one in the same instrument.

If this Agreement correctly sets forth our agreement on the subject matter hereof, please confirm your agreement by signing and returning the enclosed copy of this Agreement to the Company.

Sincerely,

By order of the Board of Directors,

DSL.NET, INC.

/s/ Marc R. Esterman
Name: Marc R. Esterman
Title: S.V.P. - Corporate Affairs, General Counsel & Secretary

I, the undersigned, acknowledge my receipt and understanding of this Agreement, and agree with the foregoing terms and conditions.

/s/ David F. Struwas
Name: David F. Struwas